Exhibit 99.3

Table of Contents

LiveXLive Media, Inc.’s Unaudited Pro Forma Condensed Combined Financial Information

Page

LiveXLive Media, Inc. Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2020	4

LiveXLive Media, Inc. Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended March 31, 2020	5

Notes to Unaudited Pro Forma Condensed Combined Financial Statements	6-10

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined balance sheet of LiveXLive Media, Inc. (“the Company”) for the fiscal year ended March 31, 2020 is presented as if the acquisition of Courtside Group, Inc. (d/b/a PodcastOne) (collectively, “Courtside Group, Inc.” or “PodcastOne”) referred to herein as the “Acquisition” had occurred on March 31, 2020. The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2020 is presented as if the Acquisition had occurred on April 1, 2019.

The accompanying unaudited pro forma condensed combined financial statements are based on the historical financial statements of the Company after giving pro forma effect to the Company’s acquisition of PodcastOne and its related assets, liabilities and personnel and gives effect to: (i) the equity consideration and (ii) the acquisition of Courtside Group, Inc. (d/b/a PodcastOne), from the stockholders of PodcastOne. PodcastOne operations and related financial information contained throughout the unaudited pro forma condensed combined financial statements herein constitute predominantly all of the historical audited annual and unaudited interim financial statements of LiveXLive Media. The equity consideration and the acquisition of PodcastOne are hereby referred to as the “Transaction”.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with the Company’s historical audited consolidated financial statements and historical unaudited interim condensed consolidated financial statements, including the notes thereto, and PodcastOne’s historical audited and interim unaudited consolidated financial statements, including the notes thereto. The financial statements of the Company for the year ended March 31, 2020, are included in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 26, 2020. The statement of operations of PodcastOne for the twelve months ended March 31, 2020 was derived from PodcastOne’s historical audited consolidated statement of operations for the year ended December 31, 2019, as well as the unaudited interim consolidated statements of operations for the three months ended March 31, 2019 and March 31, 2020, which are included in exhibit 99.1 and exhibit 99.2 herein. Note 2 describes the method of calculating the statement of operations of PodcastOne for the twelve months ended March 31 2020, which is within 93 days of the Company’s fiscal year ended March 31, 2020 as required by Rule 11-02(c)(3) of Regulation S-X under the Securities Act of 1933.

The unaudited pro forma condensed combined financial statements include unaudited pro forma adjustments that are factually supportable and directly attributed to the Acquisition. The unaudited pro forma adjustments are expected to have a continuing impact on the consolidated results. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements.

The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company’s management believe are reasonable. The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of the Company’s financial position or results of operations that would have occurred had the events been consummated as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the Company’s future operating results.

The Company’s management expects that the strategic and financial benefits of the acquisition of PodcastOne will result in certain cost saving opportunities, which have not been reflected in the accompanying unaudited pro forma condensed combined financial statements.

The acquisition of PodcastOne from the stockholders will be accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations, which will establish a new basis of accounting for all identifiable assets acquired and liabilities assumed at fair value as of the date control is obtained. Accordingly, the consideration transferred will be allocated to the underlying net assets in proportion to their respective fair values. The fair value of PodcastOne’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Any excess of the purchase price over the estimated fair values of the net assets acquired will be recorded as goodwill. The allocation of the purchase price to acquired assets and assumed liabilities based on their underlying fair values requires the extensive use of significant estimates and the Company’s judgment. The Company’s management believes the fair values recognized for the acquired assets and assumed liabilities are based on reasonable estimates and assumptions based on information currently available. As more fully described in the notes to the unaudited pro forma condensed combined financial statements, a preliminary allocation of the purchase price has been made (i) to recognize the value of identifiable intangible assets at fair value in the aggregate amount of approximately $9.2 million and (ii) establish a contingent consideration liability at fair value in the aggregate amount of $0.9 million. In addition to content library, the identifiable intangible assets also included the brand name. All other assets acquired and liabilities assumed have been recognized at their respective book values, which the Company’s management believes materially approximate their respective fair values. The excess of the estimated purchase price over the estimated fair value of the net assets acquired of $7.7 million has been preliminarily allocated to goodwill. The allocation of purchase price is preliminary at this time and will remain as such until the Company completes valuations and other studies to finalize the valuation of the net assets acquired. The final allocation of the purchase price is dependent on a number of factors, including the final valuation of the fair value of all tangible and intangible assets acquired and liabilities assumed as of the closing date of the acquisition of PodcastOne when additional information will be available. Such final adjustments, including changes to depreciable tangible and amortizable intangible assets, may be material.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the following information:

●	The notes to the unaudited pro forma condensed combined financial statements;

●	The Company’s audited consolidated financial statements as of and for the fiscal year ended March 31, 2020, which are included in the Company’s Annual Report on Form 10-K as of and for the fiscal year ended March 31, 2020;

●	The audited financial statements of Courtside Group, Inc. (d/b/a PodcastOne) as of and for the year ended December 31, 2019, which is included in Exhibit 99.1 herein; and

●	The unaudited financial statements of Courtside Group, Inc. (d/b/a PodcastOne) for the three months ended March 30, 2020 and 2019, which are included in Exhibit 99.2 herein.

LiveXLive Media, Inc.

Pro Forma Condensed Combined Balance Sheets

March 31, 2020

(Unaudited, in thousands, except share and per share amounts)

	Historical		Pro Forma Adjustments
	LiveXLive Media	PodcastOne	Acquisition	Notes	Pro Forma Combined

Assets
Current assets:
Cash and cash equivalents	$5,702	$1,030	$-		$6,732
Restricted cash	6,735	-	-		6,735
Accounts and notes receivable, net	3,889	4,243	-		8,132
Prepaid expense and other assets	1,396	454	-		1,850
Total current assets	17,722	5,727	-		23,449
Property and equipment, net	3,397	144	-		3,541
Goodwill	9,672	-	7,705	5(a)	17,377
Intangible assets, net	23,198	-	9,168	5(a)	32,366
Other assets	127	26	-		153
Total assets	$54,116	$5,897	$16,873		$76,886

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$30,723	$2,770	151	5(d)	33,644
Accrued royalties	13,071	-	-		13,071
Current portion of notes payable	331	-	-		331
Deferred revenue	949	-	-		949
Current portion of senior secured convertible debentures, net	2,720	-	-		2,720
Total current liabilities	47,794	2,770	151		50,715
Lease liabilities, noncurrent	45	-	-		45
Senior secured convertible debentures, net	6,505	-	-		6,505
Unsecured convertible notes, net	6,794	-	-		6,794
Deferred income taxes	108	-	-		108
Other liabilities	-	-	900	5(a)	900
Total liabilities	61,246	2,770	1,051		65,067
Commitments and contingencies
Stockholders’ (deficit) equity:
Preferred stock	-	-	-		-
Common stock	59	-	5	5(a)	64
Additional paid in capital	120,932	12,752	6,343	5(a), 5(b)	140,027
Accumulated deficit	(128,121)	(9,625)	9,474	5(b), 5(d)	(128,272)
Total stockholders’ (deficit) equity	(7,130)	3,127	15,822		11,819
Total liabilities and stockholders’ (deficit) equity	$54,116	$5,897	$16,873		$76,886

LiveXLive Media, Inc.

Pro Forma Condensed Combined Statement of Operations

Year Ended March 31, 2020

(Unaudited, in thousands, except share and per share amounts)

	Historical			Pro Forma Adjustments
	LiveXLive Media	PodcastOne	Reclassifications	Acquisition	Notes	Pro Forma Combined

Revenue:	$38,659	$25,253	$-	$-		$63,912
Operating expenses:
Cost of sales	32,786	13,448	(909)	-		45,325
Sales and marketing	6,255	-	5,279	-		11,534
Product development	10,767	-	2,245	-		13,012
General and administrative	19,120	12,531	(6,615)	535	5(c)	25,572
Depreciation and amortization of intangible assets	5,726	146	-	1,449	5(e)	7,321
Total operating expenses	74,654	26,125	-	1,984		102,763
Loss from operations	(35,995)	(872)	-	(1,984)		(38,851)
Other income (expense):
Interest expense, net	(3,738)	3	-	-		(3,735)
Other income	614	73	-	-		687
Total other income (expense)	(3,124)	76	-	-		(3,048)
Loss before provision for income taxes	(39,119)	(796)	-	(1,984)		(41,899)
Income tax benefit	(192)	-	-	-	5(f)	(192)
Net loss	$(38,927)	$(796)	-	$(1,984)		$(41,707)
Net loss per share – basic and diluted	$(0.69)					$(0.68)
Weighted average common shares – basic and diluted	56,206,107			5,363,636	5(g)	61,569,743

LiveXLive Media, Inc.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

(Unaudited, in thousands, except share and per share amounts)

Note 1 – Description of the Transaction

On July 1, 2020, the Company completed the previously announced acquisition of Courtside Group, Inc. and its subsidiaries (d/b/a PodcastOne) (collectively, “PodcastOne”), from the stockholders of PodcastOne (the “Sellers”) for total consideration (net of cash acquired, and excluding acquisition-related costs, of $0.2 million) of $19.1 million of the Company’s common stock.

In addition, if, during the period commencing after May 7, 2020 and ending on July 1, 2022, for five consecutive trading days the closing market price of the Company’s common stock exceeds $5.00 per share, an additional aggregate payment of $3.0 million in cash shall be paid to the Sellers in accordance with their respective pro rata percentage, within five business days of the second anniversary of the Closing Date. The Company accounts for contingent consideration according to ASC 805, Business Combinations (ASC 805). ASC 805 requires that contingent consideration be recognized at the acquisition-date fair value as part of the consideration transferred in the transaction. In the acquisition of PodcastOne, the Company valued the contingent consideration based on an analysis using a Black –Scholes cash flow model to determine the expected contingent consideration payment, which model determined that the aggregate present value of the expected contingent consideration liability was $0.9 million. This amount is preliminary and subject to change.

Pursuant to the terms of the Stock Purchase Agreement, the Company did not assume any outstanding options to acquire any shares of capital stock of PodcastOne and such options were terminated and cancelled in connection with the Acquisition.

Equity Consideration

The Company issued 5,363,636 shares of its common stock at a price of $3.57 per share, or $19.1 million in total consideration on July 1, 2020.

Note 2 – Basis of Pro Forma Presentation

PodcastOne had a fiscal year of December 31 as compared to the Company’s March 31 fiscal year. In order for the unaudited pro forma condensed consolidated statement of operations to be comparable to the Company’s, PodcastOne’s twelve-month period ended December 31, 2019 was used and was calculated as follows (in thousands):

PodcastOne
Historical Unaudited Condensed Consolidated Statement of Operations
For the Twelve Months Ended March 31, 2020

		Less:	Add:
	Fiscal Year Ended	Three- Months	Three- Months	Twelve Months
		January 1, 2019 to	January 1, 2020 to
	December 31, 2019	March 31, 2019	March 31, 2020	March 31, 2020
Revenue, net:	$25,406	$4,876	$4,723	$25,253
Operating expenses:
Cost of sales	12,615	4,635	4,767	13,448
Sales and marketing	-	-	-	-
Product development	-	-	-	-
General and administrative	13,316	804	721	12,531
Depreciation and amortization	152	34	28	146
Total operating expenses	26,082	5,473	5,516	26,125
Loss from operations	(676)	(597)	(793)	(872)
Other income:
Other income	73	1	1	73
Interest income	3	-	-	3
Total other income	76	1	1	76
Loss before income taxes	(600)	(596)	(792)	(796)
Income taxes	14	14	-	-
Net loss	$(614)	$(610)	$(792)	$(796)

Note 3 – Reclassifications

As part of the Company’s integration efforts, the Company will continue its process of evaluating whether there are any significant differences in accounting policies that would require adjustment or reclassification of PodcastOne’s results of operations in order to conform to the Company’s accounting policies and classifications. As a result of that ongoing evaluation, the Company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements.

Effective for the quarter ended June 30, 2019, the Company adopted Accounting Standard Update ASU No. 2016-02, Leases. This ASU establishes a right-of-use model that requires a lessee to record a right-of-use asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. This ASU and all the related amendments are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company adopted this guidance in the first quarter of fiscal 2020, the quarter ended June 30, 2019 using the optional transitional method afforded under ASU No. 2018-11, Leases (Topic 842): Targeted Improvements. As a practical expedient, the Company has not separated lease components from nonlease components for its real property operating leases. Results for reporting periods beginning after the adoption date are presented under Topic 842, while prior period amounts are not adjusted and continue to be reported in accordance with the Company’s historic accounting under ASC 840.

The Company elected and applied the available transition practical expedients. By electing these practical expedients, the Company did:

a.	not reassess whether expired or existing contracts contain leases under the new definition of a lease;

b.	not reassess lease classification for expired or existing leases; and

c.	not reassess whether previously capitalized initial direct costs would qualify for capitalization under Topic 842.

As a private company and prior to the acquisition, PodcastOne was not required to adopt ASU No. 2016-02. However, as a result of the acquisition and for purposes of preparing the unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2020, PodcastOne was required to adopt ASU No. 2016-02 effective for the quarter ended June 30, 2019 to conform to our adoption date. The adoption of this standard did not have a material effect on the results of PodcastOne during the preparation of the unaudited pro forma condensed combined financial statements.

During the preparation of the unaudited pro forma condensed combined financial statements, the Company was not aware of any material differences between accounting policies of the two companies, except for certain reclassifications necessary to conform to the Company’s financial presentation, and accordingly, the unaudited pro forma condensed combined statement of operations does not assume any material differences in accounting policies between the two companies.

Note 4 – Fair Value of Assets Acquired, Liabilities Assumed and Calculation of Goodwill

The total purchase price has been allocated in the accompanying unaudited pro forma condensed combined financial statements based on (i) the amounts reported in the historical statements of PodcastOne, or (ii) management’s preliminary estimates of fair value. Following initial discussions with third-party valuation consultants, the identifiable assets, which are preliminary, were determined to be the content library and brand name. The Company’s management reviewed various other asset allocations of similar market transactions and applied corresponding relative values of the intangibles compared to the purchase price. The estimated amortization periods are consistent with those used for similar market transactions and amortization is accounted for on a straight-line basis. The percentages assigned are an initial estimate and are subject to change once the detailed third-party purchase price accounting analysis is completed.

The pro forma purchase price allocation presented below is still preliminary but has been developed based on an estimate of fair values of PodcastOne’s identifiable tangible and intangible assets acquired and liabilities assumed as of July 1, 2020. The final allocation of the purchase price will be determined within one year from the closing date of the PodcastOne acquisition. As such, the purchase price allocation may change, and such changes could result in a material change to the unaudited pro forma condensed combined financial statements.

The preliminary allocation of PodcastOne’s tangible and intangible assets and liabilities under this methodology as if the acquisition on March 31, 2020, is as follows (in thousands):

Consideration Transferred:
Equity consideration	$19,100
Contingent consideration	900
Total consideration transferred	$20,000

Purchase Price Allocation:
Brand name	$2,865
Content library	6,303
Net working capital	2,957
Property and equipment	144
Other assets	26
Goodwill	7,705
Total consideration transferred	$20,000

The excess purchase price over the fair value of identifiable tangible and intangible assets acquired represents goodwill of $7.7 million as of July 1, 2020. Our preliminary estimate indicates that goodwill will not be deductible for income tax purposes.

Note 5 – Pro Forma Adjustments

The pro forma adjustments included in the accompanying information do not reflect the final Acquisition purchase consideration. The allocation of consideration to the various tangible and intangible assets acquired and liabilities assumed is preliminary and subject to change. This note should be read in conjunction with “Note 1 – Description of The Transactions,” “Note 2 – Basis of Pro Forma Presentation,” and “Note 3 – Reclassifications.” Adjustments included in the column “Acquisition” to the accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2020 and statement of operations for the year ended March 31, 2020 are represented by the following:

Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Purchase Price Allocation

To reflect the stock consideration payment of $19.1 million and estimated contingent consideration of $0.9 million upon the consummation of the Transaction. Adjustment also reflects the establishment of goodwill of $7.7 million estimated as a result of the preliminary purchase price allocation detailed above, and reflects the preliminary purchase price allocation recognition of certain intangible assets including content library and brand name in the amount of $9.2 million (see Note 4 above).

(b)	Elimination of Equity Balances

To reflect the elimination of PodcastOne’s equity balances in combination. Adjustment also reflects the change in working capital from March 31, 2020 to July 31, 2020.

Unaudited Pro Forma Condensed Combined Statement of Operations

(c)	Stock-based compensation expense

The twelve-month adjustment represents $0.5 million stock-based compensation expense for 300,000 restricted stock units of the Company issued to a PodcastOne employee on July 1, 2020. The expense was calculated as though the award had been issued on April 1, 2019. The calculation is consistent with the accounting treatment for grants issued to the Company’s employees.

(d)	Acquisition-Related Costs

The adjustment represents the expense of $0.2 million of acquisition-related costs on the balance sheet with a corresponding increase to accounts payable. Such costs are one-time in nature and do not have any continuing impact on the combined entity for pro forma purposes.

(e)	Amortization of Intangible Assets

These adjustments represent the increased amortization for the fair value of identified intangible assets with definite lives for the year ended March 31, 2020. The following tables show the pre-tax impact on the amortization expense (in thousands):

	Amortization		Year Ended
	Period (in years)	Fair Value	March 31, 2020
Intangible assets, net:
Brand name	15	$2,865	$191
Content library	5	6,303	1,261
Amortization expense		$9,168	1,452
Less: historical PodcastOne amortization expense			(3)
Pro forma adjustment to amortization expense*			$1,449

* Assumes straight-line amortization

(f)	Income tax benefit

The tax effect of the pro forma adjustments is zero due to tax benefits being fully offset by a valuation allowance.

(g)	Earnings per Common Share

Pro forma basic and diluted earnings per share (“EPS”) is calculated in conformity with the Company’s accounting policies included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2020. The Company assumed that all the common shares issued as part of the equity consideration used for the PodcastOne acquisition were included in the denominator when computing pro forma basic and diluted EPS.